Exhibit 1

NATIONAL BANKING AND SECURITIES COMMISSION

LIC. RAFAEL COLADO IBARRECHE

Chief Supervisor of Issuers

LIC. ANDREA FABIOLA TINOCO H.

Chief Supervisor for Compliance with Stock Market Supervision

Mexico City, May 26, 2016

RE: 151-2/76211/2009

PABLO GARCIA AGUILAR, acting in my capacity as legal representative of Empresas ICA S.A.B. de C.V. (ICA or “the Issuer”) with an address for notifications located at Blvd. Manuel Ávila Camacho No. 36, 15th floor, Col. Lomas de Chapultepec, 11000, Mexico City, Federal District, and being duly registered before the National Banking and Securities Commission (CNBV) respectfully appear and state the following:

On January 20, 2009 I was notified of Order No. 151-2/76211/2009, File 151.112.32 which requested that ICA disclose qualitative and quantitative information regarding ICA’s exposure to financial derivative instruments, whether to increase profitability or to hedge risks, in order to provide investors information that would allow them to understand ICA’s operations with financial derivative instruments.

Based on the foregoing requirement, we state the following:

I. Qualitative and Quantitative Information

i) ICA only contracts hedging instruments in order to reduce the uncertainty on the return on its projects. It is the policy to contract financial instruments at the level of the project in order to mitigate the risks resulting from interest rates and exchange rate fluctuations. From an accounting perspective, the derivative instruments may be classified as hedging instruments or trading instruments, although in all cases the objective is to mitigate risks to which ICA is exposed in its projects. Interest rate hedges are established based on a notional value with the objective to cap maximum financial costs.

Exchange rate hedges are contracted to ensure that the project will have sufficient resources for labor costs and inputs that are incurred in currencies different from those provided by the financing of the project, which is in the same currency as the source of repayment. ICA contracts all derivatives in the subsidiaries where the projects are located.

The contracting of financial derivatives is linked to the financing of projects, as a result of which it is often the case that the counterparty is the same institution that is providing the financing or one of its. These derivatives are non-exchange traded (OTC) derivatives.

Our internal control policies state that the contracting of credits (tied to the financing of projects) and the risks inherent in the projects require collaborative analysis by representatives from the Finance, Law, Administration, and Operations areas, prior to any approval. This analysis also includes the use of derivatives to hedge the risks of the financing. Once this analysis has been concluded and documented, the responsibility for contracting derivatives belongs to the Finance area, in accordance with internal control policy.

The hedging instruments are contracted to fix the variable interest rates of the loans. The changes between the fair value of these instruments and the primary positions are compensated at an inverse correlation within a range between 80% and 125%. These instruments are classified as highly effective.

The decision to contract derivative financial instruments is linked to the amount and level of financing for the project. The levels of authorization do not expressly contemplate requiring the authorization of the Corporate Practices or Audit Committees. With respect to approval authorization levels, ICA has documented policies, of which the most important are the following:

▪	The Chief Executive Officer, the Vice President for Finance and Administration, and/or the responsible Finance officer have limits on their authorities to act, whether in terms of amounts or for unusual or non-recurring operations.
▪	The Chief Executive Officer has the authority to establish limits on the approval authorities of other Officers in terms of amounts or kind of operation.
▪	In the event that a higher level of authorization is required, the Board of Directors will make the approval, after considering the opinion of the Chief Executive Officer and/or the applicable Committees.

The derivatives that are contracted do not have margin calls, in accordance with what is negotiated with each counterparty. For those projects that require collateral, the policy is that any required deposits to be made or standby letters of credit be provided at the time of contracting the derivative. This collateral will only be payable in the event of non-compliance.

In accordance with the standards of the International Swaps and Derivatives Association (ISDA), it is agreed that counterparties may act as valuation or calculation agents, in order to determine fair value and required payments.

While there is no formal risk committee, as previously stated various areas participate in the evaluation, administration, and monitoring of project risks (both financial and operational). As regards risk administration, there are documented processes that require the periodic review of risks.

ii) ICA uses the valuations of counterparties (valuation agents) and a price provider authorized by the CNBV in order to calculate the fair value of derivative positions for accounting purposes. The valuations are made using formal, documented methodologies. The calculated values are based on fair value measurements techniques recognized in the financial sector and supported by sufficient, reliable and verifiable information. The data used for the calculations comes from reliable and verifiable sources that reflect market prices.

Fair value is recognized in the balance sheet as an asset or liability, in accordance with the rights or obligations derived from the contracts executed and in accordance with accounting norms. Changes in fair value are recorded in the balance sheet. In addition to the valuations that are received, the pricing provider carries out tests of effectiveness for the derivatives that qualify as hedging instruments from an accounting perspective.

When the transactions comply with all hedging requirements, the Company designates the derivatives as hedging financial instrument at the beginning of the relationship. For fair value hedges, the fluctuation in the fair value of both the derivatives and the open risk position is recognized in results of the period in which it takes place. For cash flow hedges, the effective portions is temporarily recognized in comprehensive income within stockholder’s equity and is subsequently reclassifies to results at the same time that they are affected by the item being hedge; the ineffective portion is recognized immediately in results of the period.

As previously mentioned, occasionally derivatives contracted as hedges do not qualify for accounting treatment as hedging instruments, and are classified as trading derivatives for accounting purposes. In these cases, the fluctuation in fair value on these derivatives is recognized in the results of the period.

iii) ICA has a policy of contracting derivatives instruments at the project level and not contracting instruments that have margin call or additional credit requirements beyond those authorized by the responsible committees at the time of approval. At March 31st, 2016 there has been no default on the contracts.

iv) Based on the interest rate and exchange rate projections recently issued by Banco de México, and assuming these rates are maintained, the Issuer does not expect to suffer any material adverse impact from its derivative positions on its results of operations for the first quarter of 2016 as a result of additional changes in the peso or changes in interest rates since March 31st, 2016.

In accordance with your request for this section, we set forth below the derivatives that matured or had an early termination during the quarter.

The following were the effects of derivative transactions as of March 31st, 2016:

v) Table 1 presents the information requested regarding all material instruments that the Issuer currently has outstanding through project companies, including subsidiaries and affiliates.

Project	Derivative	Type		Notional		Fair Value	Date			Term		Bank	Position
				amount (thousand)	currency	present quarter (Ps	closing	Years	Days				
ICA	Tuneladoras (HSBC)	CCS	Hedge	9,115	EUR	NA	23-dic-14	5	1,642.5	28-jun-19	terminated	BBVA-Bancomer	NA
ICA	Tuneladoras	CCS	Hedge	26,596	EUR	NA	22-oct-10	9	3,199.8	17-jun-19	terminated	BBVA-Bancomer	NA
AUNETI	nuevo necaxa - tihuatlán	swap	Hedge	1,573,029	MXN	(274,102)	11-jun-08	20	7,215.8	06-dic-27	active	Santander	NA
AUNETI	nuevo necaxa - tihuatlán	swap	Hedge	1,526,764	MXN	(266,040)	11-jun-08	20	7,215.8	06-dic-27	active	Santander	NA
AUNETI	nuevo necaxa - tihuatlán	swap	Hedge	1,526,764	MXN	(266,040)	11-jun-08	20	7,215.8	06-dic-27	active	Santander	NA
AQSA	Palmillas	swap	Hedge	209,406	MXN	(56,813)	29-sep-13	10	3,650.0	20-sep-23	active	Santander	NA
AQSA	Palmillas	swap	Hedge	276,747	MXN	(75,084)	29-sep-13	10	3,650.0	20-sep-23	active	Banorte	NA
AQSA	Palmillas	swap	Hedge	519,363	MXN	(140,907)	27-sep-13	10	3,650.0	20-sep-23	active	Banobras	NA
Agua Prieta	Renova Atlatec, S.A. de C.V.	Swap	Hedge	940,000	MXN	(120,455)	18-may-11	13	4,813.9	31-may-24	active	Banorte	NA
REALITO	AQUOS EL REALITO	IRS	Hedge	116,477	MXN	(110,946)	25-jul-11	14	4,994.4	22-ene-25	active	Santander	NA
SAQSA	Suministros de Agua de Querétaro	IRS	Trading	1,258,165	MXN	263	20-jul-15	1	370.1	20-jul-17	active	Santander	NA
SAQSA	Suministros de Agua de Querétaro	Cap	Trading	1,307,900	MXN	0	18-jul-14	1	371.1	20-jul-16	active	Santander	Long
Mitla	Autovía Mitla-Tehuantepec, S.A. de C.V.	Swap	Hedge	3,111,488	MXN	(495,400)	04-jun-12	10	3,702.7	16-jun-22	active	Banobras	NA
Mitla	Autovía Mitla-Tehuantepec, S.A. de C.V.	Swap	Hedge	746,520	MXN	(129,236)	30-may-12	10	3,718.9	16-jun-22	active	Inbursa	NA
ICA	Proyecto Penitenciario Canadá	FWD	Trading	NA	GTQ	NA	04-may-15	1	254.5	15-ene-16	matured	Santander	NA
ICA Fluor	TULA COKER	FX FWD	Hedge	1,236	USD	NA	27-mar-15	1	292.0	15-ene-16	matured	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,146	USD	(3,801)	27-mar-15	1	498.0	18-ago-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	713	USD	NA	27-mar-15	1	347.0	17-mar-16	matured	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,105	USD	(3,744)	27-mar-15	1	532.0	22-sep-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,200	USD	(3,925)	27-mar-15	2	560.0	20-oct-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	3,041	USD	(5,343)	27-mar-15	1	381.0	21-abr-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	1,388	USD	(2,485)	27-mar-15	2	587.0	17-nov-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,338	USD	(4,116)	27-mar-15	1	409.0	19-may-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	679	USD	(1,219)	27-mar-15	2	615.0	15-dic-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,423	USD	(4,275)	27-mar-15	1	443.0	23-jun-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,558	USD	(4,517)	27-mar-15	1	477.0	27-jul-16	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	639	USD	(1,152)	27-mar-15	2	649.0	19-ene-17	active	HSBC	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	1,236	USD	NA	27-mar-15	1	293.0	20-ene-16	matured	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	713	USD	NA	27-mar-15	1	348.0	15-mar-16	matured	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	3,041	USD	(5,269)	27-mar-15	1	382.0	19-abr-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,338	USD	(4,062)	27-mar-15	1	410.0	17-may-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,423	USD	(4,220)	27-mar-15	1	444.0	21-jun-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,558	USD	(4,462)	27-mar-15	1	472.0	19-jul-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,146	USD	(3,754)	27-mar-15	1	499.0	16-ago-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,105	USD	(3,698)	27-mar-15	1	533.0	20-sep-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	2,200	USD	(3,877)	27-mar-15	2	561.0	18-oct-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	679	USD	(1,203)	27-mar-15	2	616.0	13-dic-16	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	639	USD	(1,136)	27-mar-15	2	650.0	17-ene-17	active	Banamex	Long
ICA Fluor	TULA COKER	FX FWD	Hedge	1,388	USD	(2,453)	27-mar-15	2	588.0	15-nov-16	active	Banamex	Long
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(734)	USD	NA	17-dic-15	0	90.0	17-mar-16	matured	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(3,133)	USD	(782)	17-dic-15	0	118.0	15-abr-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(3,181)	USD	(826)	17-dic-15	0	150.0	17-may-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(2,911)	USD	(779)	17-dic-15	0	179.0	16-jun-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(3,433)	USD	(929)	17-dic-15	1	208.0	15-jul-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(2,269)	USD	(628)	17-dic-15	1	240.0	17-ago-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(2,636)	USD	(748)	17-dic-15	1	267.0	14-sep-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(5,736)	USD	(1,662)	17-dic-15	1	297.0	14-oct-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(6,742)	USD	(1,990)	17-dic-15	1	330.0	17-nov-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	(10,516)	USD	(3,149)	17-dic-15	1	359.0	16-dic-16	active	HSBC	Short
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	3,433	USD	(102)	29-dic-15	1	196.0	15-jul-16	active	HSBC	Long
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	10,516	USD	(798)	29-dic-15	1	347.0	16-dic-16	active	HSBC	Long
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	2,911	USD	(61)	29-dic-15	0	167.0	16-jun-16	active	HSBC	Long
ICA Fluor	TULAPAQ24 CP	FX FWD	Hedge	6,742	USD	(435)	29-dic-15	1	318.0	17-nov-16	active	HSBC	Long

II. SENSITIVITY ANALYSIS

The derivatives instruments identified in the table above as hedging derivatives were excluded from the sensitivity analysis because they do not show any ineffectiveness. Early terminated derivatives are excluded from the analysis.

Sensitivity analysis is developed considering three scenarios: a) 25 bp increase/reduction in interest rates; b) 50 bp increase/ reduction in interest rates; and c) 100 bp increase/reduction in interest rates.

As of March 31st, 2016, there is no instrument that meets the requirements needed to make a sensitivity analysis.

Applied method for determining expected loss

Compared to balance sheet concepts and revenues, one can appreciate that under no scenario, is the effect more than 5% of assets, liabilities, or shareholders’ equity as of March 31st, 2016, as shown below. The threshold of 3% of revenues is not exceeded under any scenario as well.

million Ps.	Total	Threshold	%
Assets	108,848	5,442	5%
Liabilities	100,835	5,042	5%
Shareholders’ Equity	8,013	401	5%
Revenues up to 1Q16	6,108	305	5%

In virtue of the foregoing, the undersigned respectfully submits to the National Banking and Securities Commission:

FIRST. I have responded on time and in the appropriate manner, and with the authorities granted to me.

SECOND. I have delivered the information required in your Order No. 151-2/76211/2009.

Mexico City, May 26, 2016

________________________________________

Empresas ICA, S.A.B. de C.V.

By: Pablo Garcia Aguilar

Position: Legal Representative